Exhibit 99.1

News Release

Contacts:

Randy Belote (Media)
(703) 875-8525

Paul Gregory (Investors)
(310) 201-1634
Northrop Grumman Buys 15.6 Million Shares in Accelerated Share Repurchase
     LOS ANGELES — May 3, 2011 — Northrop Grumman Corporation (NYSE: NOC) announced that it has entered into a $1 billion accelerated share repurchase (ASR) agreement with Goldman, Sachs & Co.
     “This transaction will immediately reduce outstanding shares by approximately five percent and demonstrates our continued commitment to value creation through effective cash deployment. Upon completion of the repurchase agreement, the remaining balance of our outstanding share repurchase authorization is expected to be approximately $3 billion,” said Wes Bush, chief executive officer and president.
     Under the ASR agreement, yesterday the company repurchased 15,583,606 shares of Northrop Grumman common stock from Goldman Sachs at a price per share of $64.17. Goldman Sachs plans to purchase an equivalent number of shares in the open market, and Northrop Grumman may receive, or be required to remit, a price adjustment based upon a volume weighted average price of Northrop Grumman common shares. As of March 31, 2011, Northrop Grumman had 292.6 million shares outstanding.
     Northrop Grumman Corporation is a leading global security company providing innovative systems, products, and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.
Certain statements and assumptions in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “plan,” and similar expressions generally identify these forward-looking statements. Such forward-looking information includes, among other things, statements regarding the ASR agreement, including the ability of Goldman, Sachs & Co. to purchase equivalent shares in the open market and any possible price adjustment, the ability to complete the repurchase program over a certain period and the expected benefits of the repurchase program. The company’s operations are subject to other risk factors disclosed in our filings with the Securities and Exchange Commission.
###
0511-200

Northrop Grumman Buys 15.6 Million Shares in Accelerated Share Repurchase
You should not put undue reliance on any forward-looking statements in this release. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release.
LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com